Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

Osiris Therapeutics (“Osiris” or the “Company”) and Lode Debrabandere (“You”) enter into this Separation and Release Agreement (“Agreement”) effective as of the Effective Date (as defined below).

WHEREAS, You resigned for personal reasons from your position as Chief Executive Officer (“CEO”) and director of the Company on February 3, 2016; and

WHEREAS, You and Osiris desire to pursue an orderly transition of your responsibilities, confirm certain responsibilities pursuant to your Employment Agreement, dated July 31, 2006 (a copy of which is attached as Exhibit A), and agree to certain consulting services;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Osiris and You hereby agree as follows:

1.              Separation Date. Your last day of regular active work will be Tuesday, February 16, 2016 (the “Separation Date”).

2.              Return of Confidential Information, Materials, and Equipment. You represent that you will deliver all credit cards, papers, books, records, samples, plans, computer programs, or other documents or materials in your possession or control constituting Confidential Information (as defined in Section 8) or other property of Osiris, including copies and electronic versions, to the General Counsel of Osiris (Adrian Mollo) by the end of your Consulting Period (as defined in Section 3 below). Alternatively, with respect to the physical hardware or equipment, and if You request, the Company and You agree to reach reasonable terms for your purchase of the equipment (which will, in such an event, be cleansed of any Company Confidential Information). Separate from the foregoing, You represent that you will deliver all credit cards or other financial instruments of the Company, and will delete data regarding the same from your systems and records, to the General Counsel by the end of your Separation Date.

3.              Consulting Period. From your Separation Date until and including Tuesday, May 31, 2016 (the “Consulting Period”) You agree to actively assist with the smooth and orderly transition of your former responsibilities, such projects to include, by way of example, assistance with preparation for earnings calls, press releases, business matters, and the identification of potential successors. You are expected and agree to materially contribute to the foregoing and similar categories of duties during the Consulting Period. Consequently, You may discontinue providing these consulting services at any time during the Consulting Period, upon written notice and for any reason, and the Company (upon written notice) may terminate these consulting services at any time during the Consulting Period, for any reason.

4.              Benefits. Osiris will provide you all rights to continue or convert Your benefits under the Osiris employee benefit plans (“plans”) that are available to former employees under those plans or as required by law. Such rights must be exercised by You, if at all, within the time periods established by law and the applicable plans. If you timely elect to continue group medical, dental or vision coverage pursuant to COBRA for you and your eligible family members, Osiris will reimburse to you the premium/cost of such coverage for the period of March 1, 2016 until May 31, 2016 (the “Separation Benefit Period”), provided that such payments or reimbursements will cease when you become eligible to enroll in any other employer-provided coverage of the same type. You will not be eligible for further participation in any benefit plans of Osiris after the Separation Date, except as required by law or as provided by this Agreement.

5.              Stock Options. In further consideration of the commitments You have made in this Agreement, Osiris agrees to extend the expiration date for certain stock options You currently hold (so long as the exercise is cashless) as set forth below:

Grant Date	Exercise Price	Options Held	New Expiration Date
May 27, 2010	$6.46	11,250	December 31, 2017
February 14, 2011	$7.13	14,908	December 31, 2017
February 14, 2011	$7.13	10,092	December 31, 2017

Total:		36,250

The extension of the expiration date will not affect the exercise price, which will remain the same. The extension will be effective for the first 12,083 shares on February 17, 2016, for the second 12,083 shares after the March 2016 earnings call, and for the remaining 12,083 on May 31, 2017. You must be actively engaged in providing the consulting services provided by Section 3 above at the time in question (February 17, 2016, the March 2016 earnings call, and May 31, 2016) in order for the exercise date to be extended for the corresponding group of options.

6.              Entire Agreement; Supersession. This Agreement constitutes the entire agreement between you and Osiris regarding the terms of your separation from Osiris. No modification of this Agreement shall be valid unless signed by the party against whom such modification is sought to be enforced. Specifically, this Agreement replaces and supersedes your Employment Agreement and all obligations of either party arising thereunder, except as set forth herein. In addition, this Agreement is an amendment to the stock option award agreements which related to the outstanding stock options referenced in Section 5 hereof.

7.              Non-disparagement. Except to the extent required by truthful statements pursuant to compulsory process, You shall not disparage or portray in a negative light Osiris, its related and affiliated entities, and their shareholders, members, directors, officers, employees, or agents (past, present and future) and their predecessors, heirs, successors and assigns.

8.              Post-Employment Covenants. You agree to comply with the post employment restrictions contained in your Employment Agreement, including Paragraphs 6(a), 6(b), 9(a), and 9(b), and that such restrictions are reasonable. You further agree and acknowledge that you have received sufficient consideration for the covenants in Paragraphs 9(a) and 9(b) and that the benefits You are receiving pursuant to this Agreement are deemed “Severance Payments” for purposes of Paragraph 9(a) of the Employment Agreement.

9.              Release. Except for a claim based upon a breach of this Agreement, You hereby agree to sign this Agreement on two separate occasions —within 21 days from your receipt of this Agreement and on May 31, 2016 —and release the Released Parties (as defined below) from any and all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which you have or now claim, or might have or claim, pertaining to or arising out of your employment by Osiris or your separation therefrom and any services provided to the Company under any local state, or federal common law, statute, regulation or ordinance, including without limitation those claims dealing with employment discrimination, such as Title VII of the Civil Rights Act of

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1964, as amended, 42 U.S.C. § 2000e et seq., 42 U.S.C. § 1981, the Age Discrimination in Employment Act, as modified by the Older Workers Benefit Protection Act, the Civil Rights Act of 1991 (“ADEA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, or claims for breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; inducing breach of any contract; promissory estoppel; reformation; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; deceit; concealment; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; breach of fiduciary duty; personal injury; assault; battery; invasion of privacy; false imprisonment; conspiracy; unfair business practices; and/or conversion for misrepresentation, for defamation, for wrongful discharge under the common law of any state, for infliction of emotional distress or for any other tort under the common law of any. This release shall run to and be for the benefit of Osiris, and each of its related or affiliated entities, and all predecessors, successors and assigns thereof and each of their shareholders, directors, officers, employees, agents, contractors, and attorneys, past or present, and all predecessors, successors, heirs and assigns thereof (“Released Parties”). This release shall run to and be binding upon You and your heirs and assigns.

The following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver:

(a)         In exchange for signing this general release and waiver hereunder, you hereby acknowledge that you have received separate consideration for each signature beyond that to which you otherwise are entitled under Osiris policy or applicable law.

(b)         Osiris previously has advised, and, again, hereby expressly advises, you to consult with an attorney of your choosing at your own expense prior to executing and re-executing this Agreement since it contains a general release and waiver.

(c)          You have twenty-one (21) days from the date of presentment to consider whether or not to execute this Agreement. In the event of such execution, You have a further period of seven (7) days from such date in which to revoke said execution, and this Agreement shall not become effective or enforceable until the day after the expiration of such revocation period (“Effective Date”). In order to timely revoke this Agreement, You must deliver a written revocation to the General Counsel of Osiris, which must be received by said General Counsel by 5:00 p.m. on the seventh (7th) day after the execution of this Agreement by You.

(d)         If You elect not to sign or re-sign this Agreement (or sign this Agreement and deliver the signed Agreement to Osiris and later revoke the Agreement in a timely manner), then no further payments or benefits will be made and/or provided to you by Osiris under this Agreement, no extension of Your stock options’ expiration date will occur, and you shall be entitled only to such compensation, payments or continued or converted insurance coverage as may be required by law.

(e)          You acknowledge that you are aware that you may hereafter discover facts in addition to or different from those that you now know or believe to be true with respect to the subject matter of this Agreement, but that this Agreement shall be and remain in effect as a full and complete general release of the released matters notwithstanding the discovery of any such additional or different facts.

10.       Covenant. To the maximum extent permitted by law, You covenant not to sue or to institute or cause to be instituted any action in any federal, state or local agency, court or other tribunal against the Released Parties regarding the matters covered by the release

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contained in paragraph 9 above. If You breach the terms of the applicable release and covenant not to sue, then Osiris will be entitled to recover its damages, including without limitation costs and reasonable attorney fees.

11.       Waiver. Nothing in this Agreement shall prohibit You from filing a charge or complaint with a government agency including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Department of Labor. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, including, but not limited to, any personal right of recovery in connection with any such agency charge or complaint and waives your right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on your behalf arising out of or related to your employment with and/or separation from employment with Osiris and/or any of the other Released Parties. You also acknowledge that you have not suffered any on-the-job injury for which you have not already filed a claim. To the extent permitted by law, you further waive, release and discharge the Released Parties from any reinstatement rights which you have or could have.

12.       Your Rights as Executive. This Agreement shall not limit any right to the extent such right as a matter of law may not be limited by private agreement. This Agreement and the provisions hereof specifically do not limit in any way: (1) Your right to provide information to any governmental authority, or to participate in any government investigation; (2) Your right to provide any information in response to a valid subpoena, court order, discovery request, or other legal process or as otherwise required to be provided by law; (3) Your right to enforce this Agreement; or (4) Your right to file a charge with, provide information to, or participate in an investigation or proceeding conducted by a government agency authorized to enforce laws against unlawful conduct, provided that Section 11 does waive Your right to seek, recover, or accept any monetary payments or other individual relief connected to any agency or other action related to claims that are lawfully released in this Agreement. In the event You are requested or required by court or government agency order or request, or through subpoena or discovery request, or other legal process, to disclose information that may be deemed covered or implicated by Sections 7 or 8, You agree to the fullest extent allowable by law to give the Company, verbally and in writing (via e-mail to the Company’s General Counsel), notice no later than two days after receipt of such order, request, or process.

13.       Cooperation with Legal Proceedings. After the Separation Date, You agree that that you will make yourself available, upon reasonable request, to cooperate and assist Osiris in, and keep Osiris informed of, any Claim (as defined below) that Osiris reasonably determines your participation to be necessary, which participation may include meeting with representatives of Osiris or its affiliates (including attorneys), participating in any proceeding regarding such Claim, keeping Osiris apprised of material developments with respect to such Claim, and providing truthful and accurate information; provided, however that you in no event shall be required to (i) waive Your U.S. constitutional rights or privileges, (ii) cooperate in connection with a Claim brought by Osiris against you or a Claim brought by you against Osiris, or (iii) disclose confidential information of any third party which you are legally bound to maintain as confidential. You will be entitled to reimbursement of expenses, to the extent reasonably and actually expended in such endeavors at Osiris’s prior and specific request, which payment shall be paid by Osiris within ten (10) days following receipt of documentation thereof (which must be provided within thirty (30) days of incurring such time or expense). Nothing in this Agreement or elsewhere is intended or shall be construed to prevent you from cooperating fully with any governmental investigation or review, including keeping your cooperation or participation confidential from Osiris. For purposes of this Agreement, “Claim” shall mean any claim, litigation, demand, request, investigation, proceeding, dispute, controversy, threat, discovery request or request for

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testimony or information asserted (against the Company, You, or any Company affiliate or business partner) while you were an employee or consultant of the Company or which arose from your conduct while you were an employee or consultant of the Company.

14.       Injunctive Relief. You agree that any breach by You of this Agreement, or Paragraphs 6(a), 6(b), 9(a), and 9(b) of the Employment Agreement, will cause Osiris or its affiliates great injury which will be difficult, if not impossible, to measure and that such injury will be immediate and irreparable for which Osiris and its affiliates will have no adequate remedy at law. Consequently, You agree that any material breach by You of this Agreement shall entitle Osiris or its affiliates to injunctive relief, and shall entitle Osiris to cancel its obligations under this Agreement. You agree that in the event of a breach by You of this Agreement, Osiris and its affiliates would be more harmed by the denial of an injunction or other equitable relief than You would be harmed by the issuance of an injunction or other equitable relief and that the public interest would be furthered by the issuance of an injunction or other equitable relief to prevent further or additional breach of this Agreement. Finally, You agree that, if Osiris or any of its affiliates initiates a claim against, or defends a claim lodged by, You and prevails in any respect, You shall pay all costs and expenses, including attorney’s fees, incurred by Osiris or such affiliate.

15.       Judicial Review. If any provision, section, subsection or other portion of this Agreement (including the post-employment covenants and commitments from the Employment Agreement) shall be determined by any tribunal to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement or the Surviving Provisions enforceable. This Agreement or the Surviving Provisions as thus amended shall be enforced so as to give effect of the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower the tribunal to modify any term or provision of this Agreement or the Surviving Provisions to the extent necessary to comply with existing law and to enforce this Agreement or the Surviving Provisions as modified.

16.       Governing Law. This Agreement and the Surviving Provisions shall be construed in accordance with laws of the State of Maryland.

17.       Tax Treatment. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under this Agreement which are paid on or before March 15 of the year following the Effective Date are intended to be excluded from Code Section 409A under the short-term deferral exclusion set forth in Treas. Reg. Section 1.409A-1(b)(4). To the extent that any payment under this Agreement is not otherwise excluded from Code Section 409A and if you are a “specified employee” as defined in Code Section 409A, any portion of such amounts payable as a result of your separation from service within the meaning of Code Section 409A shall not be paid to you until the first day of the seventh (7th) month following your separation from service (provided that if you die any delayed amounts shall be paid immediately). Reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made, if at all, on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year. While none of the payments under this Agreement are intended to result in the inclusion in your federal gross income on account of a failure under Section 409A(a)(1) of the Code and the parties intend

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to administer and interpret this Agreement to carry out such intentions, Osiris does not represent, warrant or guarantee the tax effects of any payment to you under this Agreement.

18.       Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

19.       Independent Counsel. You acknowledge that you have carefully read and fully understand the terms and provisions of this Agreement and all of your rights and obligations thereunder, have had an opportunity to be represented by legal counsel of your choosing, and that your execution of this Agreement is voluntary.

20.       YOU FURTHER UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE. BY SIGNING BELOW, YOU REPRESENT AND WARRANT THAT YOU HAVE FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, YOU HAVE CAREFULLY READ AND UNDERSTAND THIS AGREEMENT IN ITS ENTIRETY, HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY OF YOUR CHOOSING, AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

(signature blocks on following page)

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IN WITNESS WHEREOF, the parties have executed this Separation and Release Agreement.

OSIRIS THERAPEUTICS, INC.		LODE DEBRABANDERE, PH. D

By:	/s/ B. Dwayne Montgomery	By:	/s/ Lode Debrabandere

Title:	CEO, Interim

Date:	2/22/2016	Date:	Feb 17, 2016

PARTIES TO RE-EXECUTE BELOW ON MAY 31, 2016

IN WITNESS WHEREOF, the parties have executed this Separation and Release Agreement.

OSIRIS THERAPEUTICS, INC.	LODE DEBRABANDERE, PH. D

By:	By:

Title:

Date:	Date:

Exhibits:

Exhibit A, July 31, 2006 Employment Agreement

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EXHIBIT A to Separation Agreement

(February 22, 2017)

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 31 day of July, 2006, (the “Effective Date”) by and between Osiris Therapeutics, Inc., a Delaware corporation (the “Company”), and Lode Debrabandere, (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth herein from and after July 31, 2006; and

WHEREAS, the board of directors of the Company (the “Board”) has approved and authorized the entry into this Agreement with the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.     Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2.     Term. The initial term of employment under this Agreement shall be for a three-year period commencing on the date hereof (the “Initial Term”). The term of employment shall be automatically renewed for an additional consecutive 12-month period (the “Extended Term”) as of the third and every subsequent anniversary of the date hereof, unless and until either party provides written notice to the other party in accordance with Section 11 hereof not less than 90 days before such anniversary date that such party is terminating the term of employment under this Agreement, which termination shall be effective as of the end of such Initial Term or Extended Term, as the case may be, or until such term of employment is otherwise terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.” The parties’ obligations under Sections 6, 8, 9, and 10 hereof shall survive the expiration or termination of the Employment Period.

3.     Position and Duties. The Executive shall initially serve as Vice President and General Manager, Inflammatory Diseases, during the Employment Period. As such, the Executive shall render executive policy and other management services to the Company of the type customarily performed by persons serving in a similar, officer capacity, and shall perform the other duties and objectives as the CEO may determine from time to time. The Executive shall report to the CEO. Objectives of the Executive may be amended by the CEO from time to time. The Executive shall devote the sufficient efforts and working time to the performance of the Executive’s duties and the advancement of the business and affairs of the Company.

4.     Compensation.

(a)   Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”), which initially shall be at the rate of USD 225,000 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board. When the Executive’s Base Salary is increased, the increased amount shall be the Base Salary for the next 12-month period. Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect during the Employment Period. The Base Salary shall be payable semimonthly or in such other installments as shall be consistent with the Company’s payroll procedures.

(b)   Bonus. At the discretion of the Board, the Executive will be eligible to earn a bonus for 2006 in the amount of USD 40,000. The bonus amount will depend upon performance against mutually agreed targets.

(c)   Benefits. During the Employment Period, the Executive will be entitled to such other benefits approved by the Board and made available to employees generally. Nothing contained in this Agreement shall prevent the Company from changing insurance carriers or from effecting modifications in insurance coverage or other employee benefits that impact Executive.

(d)   Leave Time: The Executive shall be entitled to all public holidays observed by the Company and per Company policy as determined by the Board, and twenty vacation days in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times so as not to negatively impact the operations of the Company. A maximum of 10 unused vacation days may be carried over for twelve months after the year in which they accrue.

(e)   Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

(f)    Equity. Upon the effective date of the Agreement, the Executive shall be granted non-qualified stock options to purchase 75,000 split-adjusted shares of the Company common stock at the price of $6.84 per split-adjusted share. The options shall vest ratably, one-fourth on each anniversary of the Effective Date for four consecutive years until fully vested. Upon mutual agreement of the Board and the Executive, stock grants or similar instruments may be substituted in place of stock options. In any event, all unvested shares will vest immediately upon a “Change of Control”, of the Company as defined below.

(g)   Relocation. The Company will reimburse or advance all reasonable and necessary costs and expenses associated with the relocation of Executive and his family to the Baltimore, Maryland area to include: extension of transition period, if needed, incurred closing costs, real estate commissions, and packaging, moving, and temporary storage services up to a total of USD 100,000. The Company will take into account the tax consequences of any non-deductible monies, such that all reimbursements or items of imputed income will be “grossed up” to cover the state and federal tax liabilities associated with such payments. All reimbursements for actual expenses shall be made within thirty (30) days of the presentment of invoices for same or advanced where appropriate.

During the transition period of Executive’s move to Maryland, the Company shall also provide, for a period of up to twelve (12) months, the following temporary executive housing and travel reimbursements and advances: (i) temporary executive housing in the Baltimore area; (ii) transportation costs to and from Baltimore. Total reimbursement for this transition period shall not exceed USD 40,000. As with the relocation expenses, the temporary living expenses will be “grossed up” to cover any state and federal tax liabilities associated with such payments.

5.     Expenses. The Executive’s expenses incurred in the performance of his duties hereunder, including the costs of travel, and similar business expenses incurred shall be reimbursed by the Company promptly in accordance with Company expense policies upon periodic presentation by the Executive of an itemized account of such expenses, with appropriate documentation, which shall be reviewed by the audit committee from time to time at its discretion.

6.     Confidentiality: Work Product.

(a)   Information. The Executive acknowledges that the information,

observations and data obtained by the Executive concerning the business and affairs of the Company and its Subsidiaries during the course of the Executive’s performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) are the property of the Company and its Subsidiaries, including information concerning acquisition opportunities in or reasonably related to the business or industry of the Company or its Subsidiaries of which the Executive becomes aware during such period. Therefore, the Executive agrees that he will not at any time (whether during or after the Employment Period) disclose to any unauthorized person or, directly or indirectly, use for the Executive’s own account or the account of any other Person, any of such information, observations or data without the Board’s consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive’s acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company and its Subsidiaries. The Executive agrees to deliver to the Company at the termination of the Executive’s employment, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Subsidiaries and their predecessors (including, without limitation, all acquisition prospects, lists, customer and contact information) which the Executive may then possess or have under the Executive’s control.

(b)   Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Subsidiaries that are conceived, developed, made or reduced to practice by the Executive while employed by the Company or any of its predecessors (“Work Product”) belong to the Company and the Executive hereby assigns, and agrees to assign, all of the above to the Company. Any copyrightable work prepared in whole or in part by the Executive in the course of the Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” the Executive hereby assigns and agrees to assign to the Company all right, title and interest, including without limitation, copyright in and to such copyrightable work. The Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.     Termination of Employment.  Either party my terminate employment within the first 90 days of the effective date for any reason.

(a)   Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period without any breach of this Agreement only under the following circumstances:

(i)    Death. The Executive’s employment hereunder shall terminate upon the executive’s death;

(ii)   By the Company. The Company may terminate the Executive’s employment:

(A)  If the Executive shall have been unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for three or more consecutive months or four or more nonconsecutive months; or

(B)  for the failure of Executive to satisfactorily perform the duties and the tasks of the office held by the Executive as reasonably determined by the Board, and such failure is not cured within 30 days after the Executive receives specific written notice thereof from the Board; or

(C)  for Cause; or

(iii)  By the Executive. The Executive may terminate employment for Good Reason.

(b)   Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. Termination of the Executive’s employment shall take effect on the Date of Termination.

8.     Compensation Upon Termination.

(a)   Death. If the Executive’s employment is terminated during the

Employment Period as a result of the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s Base Salary prorated through the Date of Termination and all other accrued and unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement.

(b)   Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s disability pursuant to Section 7(a)(ii)(A) hereof, the Company shall pay to the Executive, the Executive’s Base Salary prorated through the Date of Termination and all other accrued and unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement; provided, that payments so made to the Executive during any period that the Executive is unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any such payment.

(c)   By the Company with Cause or by the Executive without Good Reason. If the Company terminates the Executive’s employment during the Employment Period for Cause pursuant to Section 7(a)(ii)(C) hereof or if the Executive voluntarily terminates the Executive’s employment during the Employment Period other than for Good Reason, the Company shall pay the Executive the Executive’s Base Salary prorated through the Date of Termination and all other accrued and unpaid amounts, if any, to which Executive is entitled as of the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement.

(d)   By the Company due to Lack of Performance. If the Company terminates the Executive’s employment during the Employment Period due to Lack of Performance pursuant to Section 7(a)(ii)(B) hereof, the Company shall pay the Executive in a lump sum (A) the Executive’s Base Salary prorated through the Date of Termination and all other accrued and unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, and (B) an aggregate amount equal to three months of the Executive’s annual Base Salary, payable in a lump sum within 30 days from the Date of Termination, plus all medical, life, and disability benefits, if any, Executive had been receiving immediately preceding the termination for the six-month period following the Date of Termination (the “Severance Period”), provided such medical, life, and disability benefits shall be subject to the mitigation obligations in Section 8(e) below (the “Severance Payments”), and the Company shall have no further obligations to the Executive under this Agreement.

(e)   By the Company without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment during the Employment Period other than for Cause, Lack of Performance, disability or death pursuant to Section 7(a)(i) or (ii) hereof, or the Executive terminates his employment during the Employment Period for Good Reason pursuant to Section 7(a)(iii) hereof, the Company shall pay the Executive in a lump sum (A) the Executive’s Base Salary prorated through the Date of Termination and all other accrued and unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, and (B) an aggregate amount equal to six months of the Executive’s Base Salary, payable in a lump sum within 30 days from the Date of Termination, plus all medical, life, and disability benefits, if any, Executive had been receiving immediately preceding the termination for six months period following the Date of Termination (the “Severance Period”), provided such medical, life, and disability benefits shall be subject to the mitigation obligations in Section 8(e) below (the “Severance Payments”), and the Company shall have no further obligations to the Executive under this Agreement.

(f)    Mitigation. The Company’s obligation to continue to provide the Executive with medical, life, and disability benefits pursuant to Section 8(d) and (f) above shall cease if the Executive becomes eligible to participate in benefits similar to those provided under this Agreement as a result of the Executive’s subsequent employment, whether as part of an organization or as an independent consultant, during the period that the Executive is entitled to receive such benefits.

(g)   Release. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable employee benefit plan, the Severance Payments set forth above shall be in lieu of all other claims that the Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims in a form reasonably satisfactory to the Company.

(h)   Effect on other Benefits. Except as specifically provided in this Agreement, no compensation or other benefits are guaranteed beyond the Date of Termination or termination of this Agreement.

9.     Noncompetition and Nonsolicitation.

(a)   Noncompetition. The Executive acknowledges that in the course of his employment with the Company and its Subsidiaries, he has and will continue to become familiar with the trade secrets of, and other confidential information concerning, the Company and its Subsidiaries, that the Executive’s services will be of special, unique and extraordinary value to the Company and its Subsidiaries and that the Company’s ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depend substantially on the skills and expertise of the Executive. Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that, during the Employment Period and any Severance Period, although in no event less than two (2) years from the Date of Termination, so long as Severance Payments are made or have been made in accordance with this Agreement (the “Noncompete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing with the Business of the Company or its Subsidiaries in any country where the Company or its Subsidiaries conducts business, or plans to conduct business, provided such plans have been communicated to Executive. For purposes of this Section 11, the “Business” shall mean all commercial or therapeutic use that involves mesenchymal stem cells (MSCs) or cells substantially similar to mesenchymal stern cells, that is, a homogeneous population of cells that can differentiate along more than one connective tissue lineage as long, regardless of the source; all commercial efforts to deliver or improve the delivery of MSCs for therapeutic purposes; all commercial efforts that would seek to enhance the endogenous in vivo population of MSCs in the body by pharmaceutical or chemical means; any other effort to commercially compete with Osiris to which the Executive has confidential knowledge.     (to cover hiring, business partnerships, vendor relationships, etc.). Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to Company, that Executive has sufficient assets and skills to provide a livelihood for himself while such covenant remains in force.

(b)   Nonsolicitation. During the Employment Period and for two (2) years following the Date of Termination, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way willfully interfere with the relationship between the Company or any Subsidiary and any employee thereof or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary.

(c)   Revision of Restrictions. If, at the time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

10.  Enforcement. The Executive acknowledges that the restrictions imposed on him by Section 6(a), 6(b) and 9 are reasonable and necessary, in view of the nature of the Company’s business, the nature of the services to be provided by the Executive and the Executive’s access to confidential information of the Company, to protect the legitimate interests of the Company and that any breach or threatened breach of any provision thereof will cause irreparable injury to the Company and that money damages will not provide an adequate remedy therefore. Therefore, in the event a breach or threatened breach by the Executive of any provision of Section 6(a), 6(b) or 9, the Company shall be entitled to obtain from any court of competent jurisdiction, in addition to any and all other rights and remedies existing in its favor, an order of specific performance and/or preliminary or permanent injunctive relief in order to enforce, or prevent any violations of, such provision (without posting a bond or other security).

11.  Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a)     If to the Company;

Osiris Therapeutics, Inc.

2001 Aliceanna St.

Baltimore, MD 21231

ATTN: CEO

Fax: 410-563-0794

(b)     If to the Executive:

Lode Debrabandere

12 Glenwood Drive

Pennington, NJ 08534

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.  Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13.  Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 6, 8, 9, and 10 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

14.  Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributes of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale or other transfer of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.

15.  Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16.  Amendment: Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach- or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

17.  Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a pan of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof

18.  Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof), and the parties irrevocably consent to the personal jurisdiction of the state and federal courts in Delaware.

19.  Entire Agreement: Agreement Replaced. This Agreement constitutes the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein.

20.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

21.  Attorney’s Fees. In the case of a formal dispute hereunder brought in any forum of competent jurisdiction, the prevailing party shall be entitled to recover from the non-prevailing party, all reasonable legal fees, and expense and costs incurred in connection with such dispute, including any appeal therefrom.

22.  Furtherance of Agreement. Executive agrees to execute any documents or take any other actions reasonably necessary or otherwise requested by Company to effectuate the intent of all provisions under this Agreement.

23.  Definitions.

“Agreement” means this Employment Agreement.

“Base Salary” is defined in Section 4(a) above.

“Beneficial Owner” means a beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Board” means the board of directors of the Company.

“Business” is defined in Section 9 above.

“Cause” means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or (iv) any breach of a material Section of this Agreement.

“Change of Control” means if Friedli Corporate Finance and its affiliates control less than 33% of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Company” means Osiris Therapeutics, Inc., its subsidiaries, affiliates, and its successors and assigns.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s disability pursuant to Section 7(a)(ii)(A) hereof, the effective date of Notice of Termination; (iii) if the Executive’s employment is terminated by the Company for Lack of Performance pursuant to section 7(a)(ii)(B), or for Cause pursuant with section 7(a)(ii)(C) hereof or by the Executive for Good Reason pursuant to section 7(a)(iii) hereof, the date specified in the Notice of Termination; or (iv) if the executive’s employment is terminated during the Employment Period other than pursuant to section 7(a), the date on which the notice of Termination is given.

“Effective Date” means July 31, 2006.

“Employment Period” is defined in Section 2 above.

“Executive” means Lode Debrabandere

“Extended Term” is defined in Section 2 above.

“Good Reason” means (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; (ii) a material reduction in the scope of the Executive’s responsibilities and duties; or (iii) in the absence of a written agreement between Company and Executive, a material reduction in Executive’s base pay or incentive compensation.

“Initial Acquirer” means any individual, or entity organized under the laws of any jurisdiction for the purpose of investing in securities of entities engaged in the Business.

“Initial Term” is defined in Section 2 above.

“Lack of Performance” means the failure of Executive to satisfactorily perform the duties and the tasks of the office held by the Executive as reasonably determined by the Board, and such failure is not cured within 30 days after the executive receives specific written notice thereof from the Board.

“Noncompete Period” is defined in Section 9(a) above.

“Notice of Termination” is defined in Section 7(b) above.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Severance Payments” is defined in Section 8(d) and (e) above. “Severance Period” is defined in Section 8(d) and (e) above.

“Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

“Work Product” is defined in Section 6(b) above.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

Osiris Therapeutics, Inc.

By:	/s/ C. Randal Mills

Name:	C. Randal Mills

Title:	President & CEO

Date:	8/4/06

The Executive:

/s/ Lode Debrabandere
Lode Debrabandere

Date:	07/30/2006